Exhibit 3.2

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC.

ARTICLES OF AMENDMENT

TO THE

SECOND ARTICLES OF AMENDMENT AND RESTATEMENT

Strategic Student & Senior Housing Trust, Inc., a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The name of the corporation is Strategic Student & Senior Housing Trust, Inc. (the “Corporation”).

SECOND: Section 7.1 of the Second Articles of Amendment and Restatement of the Corporation is hereby amended to read as follows:

Section 7.1. Number of Directors. The number of Directors of the Corporation shall be three, which number may be increased or decreased from time to time pursuant to the bylaws; provided, however, that the total number of Directors shall not be fewer than three. A majority of the Directors shall be Independent Directors. The Independent Directors shall nominate replacements for vacancies amongst the Independent Director positions. No reduction in the number of Directors shall cause the removal of any Director from office prior to the expiration of his term, except as may otherwise be provided in the terms of any Preferred Stock issued by the Corporation. The names of the Directors who shall serve on the board of directors until the next annual meeting of the Stockholders and until their successors are duly elected and qualified, subject to the filling of vacancies or an increase in the number of Directors prior to the next annual meeting of the Stockholders, are:

H. Michael Schwartz

Stephen G. Muzzy

Brent Chappell

THIRD: Section 9.9 of the Second Articles of Amendment and Restatement of the Corporation is hereby amended to read as follows:

Section 9.9. Limitations on the Issuance of Options and Warrants. The Corporation shall not issue options or warrants to purchase Common Stock to the Advisor, a Director, the Sponsor, or any Affiliate thereof, except on the same terms as such options or warrants are sold to the general public. The Corporation may issue options or warrants to persons other than the Advisor, a Director, the Sponsor, or any Affiliate thereof, but not at exercise prices less than the fair market value of the underlying securities on the date of grant and not for consideration (which may include services) that in the judgment of the Independent Directors has a fair market value that is less than the value of such option or warrant on the date of grant. Options or warrants issuable to the Advisor, a Director, the Sponsor, or any Affiliate thereof shall not exceed an amount equal to 10% of the outstanding shares of Stock on the date of grant.

FOURTH: The amendment to the Second Articles of Amendment and Restatement as set forth above was advised by the board of directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FIFTH: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Second Articles of Amendment and Restatement as set forth above.

SIXTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Strategic Student & Senior Housing Trust, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer on this 14th day of June, 2018.

ATTEST:		STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC.

By:	/s/ Michael O. Terjung	By:	/s/ H. Michael Schwartz
	Michael O. Terjung		H. Michael Schwartz
	Chief Financial Officer		Chief Executive Officer